Exhibit 21.1

Subsidiaries of Electronics Boutique Holdings Corp.

1.	EB Investment Corp—a Delaware corporation
2.	Electronics Boutique of America Inc.—a Pennsylvania corporation
3.	Electronics Boutique Canada Inc.—a Canadian corporation
4.	EB Catalog Company-a Nevada corporation
5.	Elbo, Inc.—a Delaware corporation
6.	EB Finance, Inc.—a Delaware corporation
7.	EB International Holdings, Inc.—a Delaware corporation
8.	Electronics Boutique Australia Pty. Ltd—an Australian company
9.	EB Games Customer Services, Inc —an Ohio corporation
10.	Electronics Boutique Denmark Holdings ApS-a Danish private company
11.	Electronics Boutique Denmark ApS—a Danish private company
12.	Electronics Boutique Norway AS—a Norwegian private company
13.	EB Italy srl —an Italian company
14.	EB Games Sweden AB —a Swedish company
15.	Electronics Boutique AG — a German company
16.	EB Specialty Services, Inc. —a Delaware corporation
17.	EB Games Management Services AB —a Swedish company
18.	FR Sadsbury Second, LLC—a Delaware limited liability company
19.	FR Sadsbury General Partner, LP—a Delaware limited partnership
20.	FR Sadsbury Property Holding, LP —a Delaware limited partnership